CAMPBELL ALTERNATIVE ASSET TRUST
                           MONTHLY REPORT - MARCH 2010
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (19,428.102 units) at February 28, 2010        $    28,192,062
Additions of 104.705 units on March 31, 2010                           155,638
Redemptions of (627.113) units on March 31, 2010                      (932,172)
Offering Costs                                                         (21,727)
Net Income - March 2010                                                708,484
                                                               ---------------

Net Asset Value (18,905.694 units) at March 31, 2010           $    28,102,285
                                                               ===============

Net Asset Value per Unit at March 31, 2010                     $      1,486.45
                                                               ===============


                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $       415,331
    Change in unrealized                                               194,143

  Gains (losses) on forward and options on forward contracts:
    Realized                                                          (618,435)
    Change in unrealized                                               800,811
  Net Investment Income (Loss)                                             712
                                                               ---------------

                                                                       792,562
                                                               ---------------

Expenses:
  Brokerage fee                                                         79,704
  Performance fee                                                            0
  Operating expenses                                                     4,374
                                                               ---------------

                                                                        84,078
                                                               ---------------

Net Income (Loss) - March 2010                                 $       708,484
                                                               ===============

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                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on March 31, 2010                     $      1,486.45

Net Asset Value per Unit on February 28, 2010                  $      1,451.10

Unit Value Monthly Gain (Loss) %                                          2.44%

Fund 2010 calendar YTD Gain (Loss) %                                     (3.33)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Commodities and Stocks Drive March Returns...

March proved to be a very strong month for trends as our long positions in energies and base metals benefited from prices moving higher on climbing global economic growth prospects. Global equity indices also provided gains for the Trust's long positions as prices surged on renewed merger and acquisition activity, positive news centered around economic releases, and subdued fears regarding Greece's finances.

Marginal gains were recorded in the foreign exchange markets as the return of the carry trade pushed commodity linked currencies higher. Almost all central banks have acknowledged that the worst has passed; however, the lack of flexibility to induce fresh fiscal or monetary stimulus has forced a lower for longer interest rate policy globally.

The Trust's net gains were partially offset by losses in the fixed income markets from our long positions in U.S. Treasury futures as prices fell during the month. In the U.S. fixed income market, heavy supply put pressure on bond prices, and U.S. Treasury yields were higher than swap yields for the first time on record.

Will the positive news and forecasts keep flowing or is the second shoe getting ready to drop? The opinions vary dramatically, which is yet another reason why we stand behind a systematic discipline for navigating these markets. Campbell continues its focus on existing model enhancements, new model development, and further market diversification. Please don't hesitate to reach out with any questions.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust